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Exhibit 10.12

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4),
200.83 and 230.406.

COLLABORATIVE RESEARCH

AND

LICENSE AGREEMENT

BETWEEN

SENOMYX, INC.

AND

AURORA BIOSCIENCES CORPORATION

COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

        THIS AGREEMENT is entered into as of the Effective Date by and between SENOMYX, INC., a Delaware corporation having offices at 11099 North Torrey Pines Road, La Jolla, California 92037 ("Senomyx"), and AURORA BIOSCIENCES CORPORATION, a Delaware corporation having offices at 11010 Torreyana Road, San Diego, California 92121 ("Aurora").

RECITALS

        WHEREAS, Senomyx conducts research in the field of chemosensation, an objective of which is to discover potential biological targets and develop assays for use in taste, olfaction and pheromone detection; and

        WHEREAS, Aurora develops assays and screening systems and related biologies/chemistries used therein; and

        WHEREAS, Senomyx and Aurora are interested in collaborating in the development of assays and screening systems to identify and develop small molecules for use in consumer products and therapeutics.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing premises and of the covenants, representations and agreements set forth below, the parties hereby agree as follows:

1.     DEFINITIONS

        As used herein, the following terms shall have the following meanings:

        "Agreement" means this agreement, together with all exhibits attached hereto, as the same may be amended or supplemented from time to time hereafter by a written agreement duly executed by authorized representatives of each party.

        "Assay Platform" means one or more cell lines or biochemical screens developed under the collaboration by Aurora and/or Senomyx for Targets, as described in a Work Plan.

        "Aurora Compound" means any chemical Controlled by Aurora.

        "Aurora Know-How" means all Know-How related to the Assay Platforms or Aurora Reporters, which is not covered by the Aurora Patent Rights, but is necessary to practice the licenses granted under this Agreement, and which is Controlled by Aurora as of the Effective Date or developed by Aurora in the course of performing activities under a Work Plan.

        "Aurora Patent Rights" mean all Patent Rights that claim Assay Platforms or Aurora Reporters, which are necessary to practice the licenses granted under this Agreement, and which are Controlled by Aurora as of the Effective Date or developed by Aurora in the course of performing activities under a Work Plan, but excluding any Joint Patent Rights. The Aurora Patent Rights as of the Effective Date are set forth on Exhibit 1.

        "Aurora Reporter" means any of the reporters described in Exhibit 3.

        "Aurora Screening Program" has the meaning set forth in Section 2.4.

        "Aurora Technology" means Aurora Patent Rights and Aurora Know-How.

        "Collaborative Period" means the period beginning on the Effective Date and ending three (3) years thereafter, unless terminated earlier in accordance with Section 10.2, 10.3 or 10.4.

        "Compound Supply" has the meaning set forth in Section 2.4.1.

        "Confidential Information" means all information, Inventions and Know-How disclosed by one party to the other party pursuant to this Agreement, including, without limitation, information and material (whether or not patentable) regarding technology, products, research, development, manufacturing, marketing, finances, personnel or other business information or objectives which is designated as confidential in writing by the disclosing party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret or other information is disclosed by the disclosing party to the other party. Notwithstanding the foregoing to the contrary, Know-How or other information which is orally, electronically or visually disclosed by a party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of a party if the disclosing party, within thirty (30) days after such disclosure, delivers to the other party a written document or documents describing the Know-How or other information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made.

        "Control" or "Controlled" means, with respect to intellectual property, possession by a party, as of the Effective Date or during the Collaborative Period, of the ability to grant a license or sublicense in accordance with the terms of this Agreement, without violating the terms of any agreement by such party with any Third Party that is in effect on the Effective Date.

        "Derivative" means a chemical that has a structure based on data derived from a Hit; provided that such chemical has the same modulating effect as such Hit when tested in the same assay which was used to identify such Hit. It is understood that Senomyx will test chemicals having a structure based on data derived from a Hit in the same assay which was used to identify such Hit. It is further understood that a Derivative includes a chemical derived from another Derivative.

        "Development Compound" means any Hit or Derivative selected for development as a Product and for which studies necessary for an IND filing (e.g., good laboratory practice safety studies) have been initiated.

        "Effective Date" means the date that this Agreement is signed by the last party to sign below.

        "Excluded Compounds" has the meaning set forth in Section 2.4.4.

        "FDA" means the United States Food and Drug Administration, or any successor agency having regulatory jurisdiction over the manufacture, distribution and sale of drugs in the United States or the equivalent governmental agency in any other jurisdiction.

        "Field I" means [***].

        "Field II" means [***].

        "Full Time Equivalent" or "FTE" means the full time equivalent of one (1) Aurora scientist, based on a minimum of [***] hours per year.

        "GAAP" means generally accepted accounting principles consistently applied.

        "Hit" means any chemical (e.g. a small molecule or protein) identified or discovered in the course of screening such chemical by or for Senomyx using an assay which incorporates or uses the Aurora Technology or an Aurora Reporter.

        "IND" means an Investigational New Drug Application filed with the FDA to commence human clinical testing of a Product.

        "Internal Research" means self-funded or Third Party funded biological research conducted by Senomyx at the premises of Senomyx, including the development of screens, the performance of screening, the cloning of genes and the validation of Targets. Notwithstanding the foregoing, Internal Research does not include use of an Aurora Reporter or the Aurora Technology in a promoterless, gene trap, enhancer trap or promoter trap vector for integration into a mammalian genome using non-homologous recombination integration methods (e.g. random integration).

        "Invention" means any new and useful process, method, or composition of matter, or improvement thereto, whether or not patentable.

        "Joint Invention" has the meaning set forth in Section 4.3.4.

        "Joint Patent Rights" means all Patent Rights containing one or more claims to a Joint Invention.

        "Know-How" means information and data, whether or not patentable, which is not generally known to the public, including, without limitation, designs, concepts, formulae, techniques, practices, processes, methods, knowledge, skill, experience, expertise, technical information and data, including pharmacological, toxicological and clinical test data, analytical and quality control data, patent and legal data or marketing, sales and manufacturing data.

        "Licensee" means any Third Party to whom Senomyx or any of its Affiliates grants a license, sublicense or other right to manufacture, use, sell, offer for sale, distribute and/or import one or more Products or Development Compounds.

        "Licensor" means any Third Party that grants Senomyx or any of its Affiliates a license, sublicense or other right to manufacture, use, sell, offer for sale, distribute and/or import one or more Products or Development Compounds.

        "Materials" mean any reagents, promoters, enhancers, vectors, plasmids, genes, polynucleotides, cell lines, proteins and fragments thereof, peptides, antigens, antibodies, antagonists, agonists, inhibitors, compounds and chemicals.

        "NDA" means a New Drug Application or the equivalent, and all supplements pursuant to the requirements of the FDA, including all documents, data and other information concerning Products which are necessary for FDA approval to market a Product, or the equivalent governmental approval in any other country.

        "Net Sales" means, with respect to a Product, the gross amount invoiced by Senomyx, its Affiliates, Licensors, Licensees, and/or permitted sublicensees on sales or other transfers of the Product, less the following items:

  (i)
  allowances (actually paid and limited to rejections, returns, and prompt payment and volume discounts granted to customers of Products, whether in cash or Products in lieu of cash);

  (ii)
  freight, transport packing, insurance charges associated with transportation; and

  (iii)
  taxes, tariff or import/export duties based on sales when included in gross sales, but not value-added taxes or taxes assessed on income derived from such sales.

        Where Senomyx distributes to an Affiliate, Licensor, Licensee, a joint venture or permitted sublicensees for end use by such Affiliate, Licensor, Licensee, joint venture or permitted sublicensees then such distribution will be considered a sale at list price normally charged to independent Third Parties and Aurora will be entitled to collect a royalty on such sale in accordance with Section 3. Such amounts shall be determined from the books and records of Senomyx, its Affiliates, Licensor, Licensees, joint venture and/or its permitted sublicensees, maintained in accordance with GAAP.

        "Patent Rights" means all rights associated with all United States or foreign (including regional authorities such as the European Patent Office) regular or provisional patents or patent applications, including any continuation, continuation-in-part, or division thereof or any substitute application therefor or equivalent thereof, and any patent issuing thereon, including any reissue, reexamination or extension thereof and any confirmation patent or registration patent or patent of additions based on any such patent.

        "Phase II Clinical Trial" means studies in humans of the safety, dose ranging and efficacy of a Product in Field I.

        "Product" means any composition of matter which incorporates a Development Compound or is manufactured using the Aurora Technology or an Aurora Reporter.

        "Royalty Term" means, in the case of any Product and as to any country, the period of time commencing on the first commercial sale for use or consumption of such Product in such country and ending upon the date that is ten (10) years after the date of such first commercial sale for use or consumption of such Product in such country.

        "Senomyx Compound" means any chemical Controlled by Senomyx.

        "Senomyx Know-How" means all Know-How related to the Assay Platforms (including the Targets), which is not covered by the Senomyx Patent Rights, but is necessary to accomplish the activities to be conducted under this Agreement, and which is Controlled by Senomyx as of the Effective Date or developed by Senomyx in the course of performing activities under a Work Plan.

        "Senomyx Patent Rights" means all Patent Rights which are necessary to accomplish the activities to be conducted under this Agreement, and which are Controlled by Senomyx as of the Effective Date or developed by Senomyx in the course of performing activities under a Work Plan, but excluding any Joint Patent Rights. The Senomyx Patent Rights as of the Effective Date are set forth on Exhibit 2.

        "Senomyx Technology" means Senomyx Patent Rights and Senomyx Know-How.

        "Steering Committee" has the meaning set forth in Section 2.1.

        "Stock Purchase Agreement" means the stock purchase agreement set forth on Exhibit 4.

        "Target" means a target identified in taste, olfaction and pheromone detection and listed on Exhibit 5, as modified from time to time by the Steering Committee as provided under Section 2.2.

        "Term" has the meaning set forth in Section 10.1.

        "Third Party" means any person or entity other than Aurora or Senomyx.

        "Tracking Record" has the meaning set forth in Section 5.5.2.

        "Ultra-High Throughput Screening System" or "UHTSS™ System" means a technology platform sold by Aurora that has the capability of screening over 100,000 compounds per day, accessed from a store of compounds, with the additional ability to capture and store large volumes of information.

        "Validation" has the meaning set forth in Section 2.3.3.

        "Validation Criteria" means the parameters, standard and results established by the Steering Committee for each Assay Platform based on the performance criteria provided in Exhibit 6.

        "Voltage Ion Probe Reader" or "VIPR" means the instrumentation described in Exhibit 7.

        "Voltage Ion Probe Reader II" or "VIPR II" means the instrumentation described in Exhibit 7.

        "Work Plan" has the meaning set forth in Section 2.3.1.

2.     COLLABORATION, ASSAY PLATFORM DEVELOPMENT AND SCREENING PROGRAM

        2.1    Steering Committee.    No later than ten (10) days after the Effective Date, the parties shall establish a joint steering committee (the "Steering Committee"). The Steering Committee shall prepare and manage each Work Plan. The Steering Committee shall consist of two (2) representatives designated by Senomyx and two (2) representatives designated by Aurora. Each representative to the Steering Committee will have one vote. The Steering Committee will meet no later than thirty (30) days after the Effective Date and at least four (4) times per year using mutually agreed upon meeting locations and formats including tele- and video-conferencing. On an alternating basis, one party shall promptly prepare and deliver to the members of the Steering Committee minutes of such meetings for review and approval of both parties. Aurora and Senomyx shall flip a coin to determine who shall prepare the minutes for the first Steering Committee meeting. Decisions in the Steering Committee will be made by unanimous vote, at a meeting where all four (4) voting representatives are present. All unresolved disputes will be settled in accordance with Section 11.13, or as otherwise mutually agreed upon in writing.

        2.2    Target Selection.    The Steering Committee may, in its sole discretion, add and/or remove Targets from the list of Targets set forth on Exhibit 5.

        2.3    Assay Platform Program.

          2.3.1    Work Plan.    The Steering Committee will prepare and agree upon a written plan for each Assay Platform (a "Work Plan"), which sets forth the respective responsibilities of the parties for the development of each Assay Platform. Each Work Plan will contain a description of the specific deliverables and documentation to be produced, any Aurora Reporter to be used, the dates by which such activities are expected to be accomplished by the parties, and Validation Criteria for each Assay Platform.

          2.3.2    Assay Platform Development.    Within ten (10) days following the approval of each Work Plan, Aurora will commence the development of the applicable Assay Platform using2.3.3 reasonable efforts, consistent with commercial business practices, and using the resources provided under Section 3.1. All work under a Work Plan shall be performed in accordance with the provisions of this Agreement.

          2.3.3    Validation of Assay Platforms.    When Aurora completes the development of an Assay Platform, a written report describing the Assay Platform and the data demonstrating compliance with the Work Plan, including the Validation Criteria, shall be provided by Aurora to the Steering Committee. The Steering Committee will either approve the report and accept each Assay Platform according to the Validation Criteria ("Validation") or decide on additional work, if any, necessary for Validation. Within thirty (30) days of such Validation of an Assay Platform developed by Aurora, and as requested in writing by Senomyx, Aurora shall transfer such Assay Platform to Senomyx.

        2.4    Screening by Aurora.    During the Collaborative Period and for [***] thereafter, Senomyx may purchase from Aurora contract screening pursuant to Section 3.3. Aurora will screen Aurora Compounds or Senomyx Compounds as determined by the Steering Committee and provide re-tests of putative Hits, and determination of crude EC50s or IC50s as determined by the Steering Committee (an "Aurora Screening Program").

          2.4.1    Senomyx Compounds.    Senomyx shall, at its expense, supply Aurora with Senomyx Compounds for each Aurora Screening Program. Any Senomyx Compounds supplied by Senomyx for use in an Aurora Screening Program will be [***], or another format mutually agreed to in writing by the parties (the "Compound Supply"). The quantities needed for each screen will be specified in writing in the Work Plan. Aurora agrees not to transfer the Compound Supply to any Third Party or to use it for any purpose other than developing or screening Assay Platforms without Senomyx's prior written consent. Aurora will return to Senomyx any unused Compound Supply.

          2.4.2    Aurora Compound Supply.    Aurora will make available to Senomyx up to five hundred thousand (500,000) Aurora Compounds for use in Aurora Screening Programs. The Steering Committee will select, on an entire microtiter plate-by-entire microtiter plate basis, Aurora Compounds for use in an Aurora Screening Program. Information concerning Aurora Compounds shall be owned exclusively by Aurora and shall be treated as Confidential Information of Aurora hereunder.

          2.4.3    Screening Program Reports.    During the course of an Aurora Screening Program, individuals from Senomyx and Aurora, appointed by the Steering Committee, will discuss and review monthly, if not more frequently, the progress and any issues relating to such Aurora Screening Program. During the Collaboration Period, the Steering Committee will review data and prepare summary quarterly reports for each Aurora Screening Program in progress at that time. Each progress report shall provide a written update of work performed, any Hits identified, and all available supporting electronic data.

          2.4.4    Designation of Excluded Compounds.    At least thirty (30) days prior to commencement of any Aurora Screening Program, Senomyx shall submit to Aurora in writing a list of the Excluded Compounds designated for a particular screen to be used as a positive control in such screens, which list is subject to the approval of the Steering Committee, which approval shall not be unreasonably withheld.

          2.4.5    Ownership of Results and Data.    All results and data generated from screening the Compound Supply by or for Senomyx under this Agreement shall be owned exclusively by Senomyx and shall be treated as Senomyx Confidential Information hereunder. Aurora will not provide to a Third Party the Materials provided by Senomyx to Aurora hereunder.

        2.5    Development of Products.    Senomyx will be responsible, at Senomyx's expense, for all formulation and regulatory approval of Products arising out of this Agreement. Senomyx shall use reasonable efforts, consistent with commercial business practices, to develop any Product, to perform all regulatory activities relating to the manufacture, use or sale of any Product, and to commercialize and market any Product in any country. All regulatory filings made or filed by Senomyx for any Development Compound or Product shall be owned solely by Senomyx. At Senomyx's request and expense, Aurora shall cooperate to the extent reasonably necessary to permit Senomyx to perform the foregoing activities.

        2.6    Supply of VIPR and Option to Upgrade to VIPR II.    Within thirty (30) days after the Effective Date, Aurora will deliver a VIPR to the Senomyx facility in La Jolla, California, or another Senomyx location mutually agreed upon by the parties, and within thirty (30) days of receipt of such VIPR, Aurora shall install and commission it to demonstrate functionality as to the instrumentation specifications listed in Exhibit 7. On or before [***], Senomyx shall have the option to exchange the VIPR for a VIPR II by providing written notice to Aurora and making the additional payment to Aurora in accordance with Section 3.9. Within [***] of receipt of such notice, Aurora will deliver a VIPR II to the Senomyx facility in La Jolla, California, or another Senomyx location mutually agreed by the parties, and within [***] of receipt of such VIPR II, Aurora shall (i) install and commission the VIPR II to demonstrate functionality as to the instrumentation specification listed in Exhibit 7, and (ii) return the VIPR to Aurora. Subject to payment of the warranty fee set forth in Section 3.9, Aurora will provide to Senomyx Aurora's then-current standard warranty as described on Exhibit 7 for such VIPR or VIPR II for a period of [***] [***] from the date of delivery of the VIPR, provided that such warranty may be extended as provided for in Section 3.9.

3.     FINANCIAL TERMS

        3.1    Annual Research Support.    Each year during the Collaborative Period, Senomyx shall pay Aurora for [***] FTEs at an annual rate of [***] per FTE. These payments shall be made in advance on an equal quarterly basis. The first payment shall be made within ten (10) business days following the Effective Date. These payments are inclusive of overhead, labor, and supplies; provided, however, that in any given year, a portion of these payments may be allocated to cover the cost of high throughput screening of Senomyx Compounds by Aurora [***] with a commensurate reduction in the allocation of payments for FTEs. These payments shall not cover the cost associated with providing the Compound Supply to Aurora or other unanticipated materials, as agreed to by the parties in advance in writing, or the costs of high throughput screening for over [***]. Additional funding, if any, shall be proposed by the Steering Committee and agreed to by the parties in advance in writing.

        3.2    Validation Payments.    Senomyx will pay to Aurora the following non-creditable, non-refundable milestone payments within thirty (30) days following achievement of the following milestone events:

Milestone	Payment
[***]
[***]
[***]

        3.3    Screening by Aurora.    Aurora will screen Aurora Compounds and Senomyx Compounds under each Aurora Screening Program in accordance with Section 2.4. Senomyx will pay Aurora for such screening within thirty (30) days after the completion of such screening. For screening conducted by Aurora using its ultra-high throughput screening system, Senomyx will pay Aurora [***], with [***]. For screening conducted by Aurora using its VIPR, Senomyx will pay Aurora [***], with [***]. The parties will negotiate in good faith the payments to be made by Senomyx to Aurora for Aurora Compounds which may be licensed to Senomyx hereunder, including, without limitation, [***].

        3.4    Milestones and Royalties.

          3.4.1    Milestone Payments for Field I.    Senomyx will pay to Aurora the following non-creditable, non-refundable milestone payments for each Product in Field I within thirty (30) days following achievement of the following milestone events:

Milestone	Payment
[***]
[***]
[***]
[***]

          The foregoing milestones apply only to the first chemical developed for each Product. Under no circumstances shall Senomyx be obligated to pay any of the foregoing payments to Aurora more than once for each Product.

          3.4.2    Royalty on Net Sales.    Senomyx will pay to Aurora a royalty equal to [***] of Net Sales for each Product in Field I during the Royalty Term.

          3.4.3    Trade Secret Milestones and Royalty.    The parties acknowledge that the principal value contributed by Aurora under this Agreement is the enhanced probability of identifying leads for Products, such as consumer products enhancing taste and olfaction (or other products having commercial value), and the potential to generate multiple leads, either or both of which the parties reasonably believe will lessen the time required to bring products to market and increase the efficiency of discovery and development processes and technologies. Additionally, the parties acknowledge that Aurora may not Control Patent Rights covering the manufacture, sale, use or importation of a particular Development Compound or Product. Senomyx acknowledges and agrees that the value it receives hereunder is in the access and use of a Assay Platform or Aurora Reporter. Accordingly, Senomyx agrees to pay [***].

        3.5    Supply of Aurora Reporters.    Within [***] of a written purchase order from Senomyx, Aurora will supply to Senomyx Materials pertaining to the Aurora Reporters. Senomyx will be charged for all Materials so delivered at Aurora's then-current list price less [***]; provided, however, that Senomyx will purchase [***], as defined on Exhibit 3, on or before [***], at a price of [***]. Senomyx will pay for all Materials so ordered within thirty (30) days after delivery of such Materials to Senomyx.

        3.6    Aurora Stock Purchase.    Within ten (10) days following the Effective Date, Aurora will purchase four million eight hundred thousand dollars ($4,800,000) of Senomyx Series C preferred stock under terms and conditions consistent with its most recent round of financing and pursuant to the Stock Purchase Agreement at a price of four dollars, eighty cents ($4.80) per share.

        3.7    License Fee.    In partial consideration for the licenses granted under Section 4.1, Senomyx will pay to Aurora a non-creditable, non-refundable license fee of [***] within ten (10) days following the Effective Date.

        3.8    Purchase of VIPR and upgrade to VIPR II.    In consideration for the VIPR, Senomyx shall pay to Aurora [***] payable in two equal installments: (i) [***] within [***] after delivery of such VIPR to Senomyx, and (ii) [***] within [***] after the commissioning of such VIPR at Senomyx. If Senomyx exercises its option to exchange the VIPR for a VIPR II, then Senomyx will pay to Aurora an additional payment of [***] within [***] after the commissioning of such VIPR II at Senomyx. In consideration for the [***] VIPR warranty provided under Section 2.6, Senomyx shall pay to Aurora a warranty fee of [***] within [***] after the first anniversary of the date of delivery of the VIPR to Senomyx. Senomyx may, at its sole discretion, extend the warranty on the VIPR or the VIPR II beyond such [***] period for [***] per year payable on [***] thereafter.

4.     LICENSES; INTELLECTUAL PROPERTY RIGHTS

        4.1    Grant of Rights from Aurora to Senomyx.

          4.1.1    Non-Exclusive License to use Aurora Technology in Assay Platforms.    Subject to the terms and conditions of this Agreement, Aurora hereby grants to Senomyx a non-transferable, except as provided in Section 11.1, non-exclusive, worldwide license, without the right to grant sublicenses, under the Aurora Technology to use the Assay Platforms solely to conduct Internal Research to develop screens for the Targets and to screen the Targets (i) to identify, discover and profile compounds, and (ii) to make, have made, use, sell, offer for sale and import compounds or Products identified or discovered with activity against such Targets in the Assay Platforms.

          4.1.2    Exclusive License to use Aurora Technology in Assay Platforms in Field II.    Subject to the terms and conditions of this Agreement, Aurora hereby grants to Senomyx a non-transferable, except as provided in Section 11.1, exclusive, worldwide license, without the right to grant sublicenses, under the Aurora Technology to use the Assay Platforms solely to conduct Internal Research to develop screens for the Targets and to screen the Targets (i) to identify, discover and profile compounds in Field II, and (ii) to make, have made, use, sell, offer for sale and import compounds or Products identified or discovered with activity against such Targets in the Assay Platforms in Field II.

          4.1.3    Non-Exclusive License to use Aurora Reporters for Internal Research of Targets.    Subject to the terms and conditions of this Agreement, Aurora hereby grants to Senomyx a non-transferable, except as provided in Section 11.1, non-exclusive, worldwide license, without the right to grant sublicenses, under the Aurora Technology to use the Aurora Reporters solely to conduct Internal Research on the Targets (i) to identify, discover and profile compounds, and (ii) to make, have made, use, sell, offer for sale and import compounds or Products identified or discovered with activity against such Targets.

          4.1.4    Exclusive License to Use Aurora Reporters for Internal Research of Targets in Field II.    Subject to the terms and conditions of this Agreement, Aurora hereby grants to Senomyx a non-transferable, except as provided in Section 11.1, exclusive, worldwide license, without the right to grant sublicenses, under the Aurora Technology to use the Aurora Reporters solely to conduct Internal Research on the Targets (i) to identify, discover and profile compounds in Field II, and (ii) to make, have made, use, sell, offer for sale and import compounds or Products identified or discovered with activity against such Targets in Field II.

          4.1.5    Non-Exclusive License to use VIPR and VIPR II for Internal Research of Targets.    Subject to the terms and conditions of this Agreement, including the payment obligations set forth in Section 3.9, Aurora hereby grants to Senomyx a non-transferable, except as provided in Section 11.1, non-exclusive, worldwide license, without the right to grant sublicenses, under the Aurora Technology to use the VIPR or VIPR II, if applicable, for Internal Research related to the Targets which shall commence upon the commissioning of the VIPR at Senomyx.

          4.1.6    License Restrictions.    Except as expressly licensed in this Section 4.1, Senomyx covenants not to use the Assay Platforms, Aurora Technology or Aurora Reporters for any purpose. Aurora will permit Senomyx to transfer Materials containing Aurora Reporters or Aurora Technology to a Third Party under terms mutually agreed upon in writing by Aurora and Senomyx prior to such transfer; provided, however, that such Third Party is a bona fide licensee of Aurora under the Aurora Patent Rights.

          4.1.7    Exclusive License Exceptions.

            4.1.7.1    Notwithstanding anything contained herein to the contrary, the exclusive licenses granted by Aurora to Senomyx in this Section 4 are subject to all previous licenses granted by Aurora under the Aurora Technology, which list of licensees, as of the Effective Date, includes, but is not limited to, [***]. Additionally, Aurora will not be precluded by the grant of such exclusive licenses from licensing the Aurora Technology in Field II for use with the Targets to future licensees, but only when such license is granted in connection with the purchase of a UHTSS™ System from Aurora. Aurora will notify Senomyx in writing if and when such a license is granted.

            4.1.7.2    Notwithstanding the exclusive licenses granted by Aurora to Senomyx in this Section 4, Aurora will not be precluded from selling and/or providing Aurora Reporters to academic, government and other not-for-profit organizations. Aurora may grant licenses under the Aurora Technology to such not-for-profit organizations to conduct research using the Aurora Reporters through material transfer agreements, shrink-wrap licenses or otherwise.

        4.2    Grant of Rights from Senomyx to Aurora.    Senomyx hereby grants to Aurora a fully-paid, non-transferable, except as provided in Section 11.1, non-exclusive, worldwide license, without the right to grant sublicenses, to use the Senomyx Technology solely to perform its obligations under this Agreement. Except as expressly licensed in this Section 4.2, Aurora covenants not to use the Senomyx Compounds or the Senomyx Technology provided by Senomyx either for Internal Research or with Third Parties.

        4.3    Ownership of Intellectual Property.

          4.3.1    Transfer of Rights.    All rights not expressly licensed or assigned herein by Senomyx are retained by Senomyx. All rights not expressly licensed or assigned herein by Aurora are retained by Aurora. Except as otherwise expressly provided in this Agreement, nothing in this

  Agreement is intended to convey or transfer ownership by either party to the other party of any right, title or interest in any Confidential Information, Patent Rights or Know-How Controlled by a party. Except as expressly provided for in this Agreement, nothing in this Agreement shall be construed as a license or sublicense by either party to the other party of any rights in any Patent Rights or Know-How Controlled by a party.

          4.3.2    Senomyx Inventions.    Senomyx shall own all Inventions and other Know-How made solely by its employees and agents, and all Patent Rights claiming such Inventions and other Know-How. Senomyx hereby irrevocably assigns to Aurora all right, title and interest in and to any such Inventions and other Know-How that consist of improvements to an Aurora Reporter, the Aurora Technology or the Aurora Compounds, and all Patent Rights claiming such Inventions and other Know-How, subject to the licenses granted to Senomyx pursuant to Section 4.1. In the event that Senomyx is legally unable to assign such rights to Aurora, then Senomyx agrees either to waive the enforcement of such rights against Aurora and any sublicensees and assignees, or to grant Aurora an exclusive, irrevocable, perpetual, worldwide, fully-paid license, with right to sublicense through multiple tiers of sublicense, to such rights.

          4.3.3    Aurora Inventions.    Aurora shall own all Inventions and other Know-How made solely by its employees and agents, and all Patent Rights claiming such Inventions and other Know-How. Aurora hereby irrevocably assigns to Senomyx all right, title and interest in and to any such Inventions and other Know-How that consist of improvements to the Senomyx Technology or the Senomyx Compounds, and all Patent Rights claiming such Inventions and other Know-How, subject to the license granted to Aurora pursuant to Section 4.2. In the event that Aurora is legally unable to assign such rights to Senomyx, then Aurora agrees either to waive the enforcement of such rights against Senomyx and any sublicensees and assignees, or to grant Senomyx an exclusive, irrevocable, perpetual, worldwide, fully-paid license, with right to sublicense through multiple tiers of sublicense, to such rights.

          4.3.4    Joint Inventions.    During the Collaboration Period, all Inventions conceived jointly by employees or agents of Senomyx and employees or agents of Aurora (the "Joint Inventions") and all Joint Patent Rights shall be owned jointly by Aurora and Senomyx. Aurora hereby assigns to Senomyx all right, title and interest in and to any Joint Inventions that consist of improvements to the Senomyx Technology or the Senomyx Compounds, and all Joint Patent Rights claiming such Joint Inventions, subject to the license granted to Aurora pursuant to Section 4.2. In the event that Aurora is legally unable to assign such rights to Senomyx, then Aurora agrees either to waive the enforcement of such rights against Senomyx and any sublicensees and assignees, or to grant Senomyx an exclusive, irrevocable, perpetual, worldwide, fully-paid license, with right to sublicense through multiple tiers of sublicense, to such rights. Senomyx hereby irrevocably assigns to Aurora all right, title and interest in and to any Joint Inventions that consist of improvements to the Aurora Technology, the Aurora Reporters or the Aurora Compounds, and all Joint Patent Rights claiming such Joint Inventions, subject to the licenses granted to Senomyx pursuant to Section 4.1. In the event that Senomyx is legally unable to assign such rights to Aurora, then Senomyx agrees either to waive the enforcement of such rights against Aurora and any sublicensees and assignees, or to grant Aurora an exclusive, irrevocable, perpetual, worldwide, fully-paid license, with right to sublicense through multiple tiers of sublicense, to such rights.

          4.3.5    Other Inventions.    Any Inventions not included in Sections 4.3.2, 4.3.3 or 4.3.4 shall be owned by their inventors.

          4.3.6    Inventorship and Assignment.    Inventorship of patentable inventions shall be determined by United States patent law. Senomyx and Aurora agree to execute all documentation necessary to perfect all assignments of Inventions, Know-How and Patent Rights contemplated herein.

5.     PAYMENTS OF ROYALTIES, ACCOUNTING FOR ROYALTIES AND RECORDS

        5.1    Payment and Reporting.    The royalties due under Section 3.4.2 shall be paid within thirty (30) days after the end of each calendar quarter period in which such royalties are earned during the Royalty Term for each Product. With each such quarterly payment, Senomyx shall furnish to Aurora a royalty statement in sufficient detail to permit confirmation of the accuracy of the royalty payment made, which sets forth on a country-by-country basis the relevant sales information, including the total number of units of each such Product sold, Net Sales, the royalties payable in United States dollars, the method used to calculate the royalty, the exchange rate used and other information employed to calculate Net Sales for such Product.

        5.2    Currency of Payment.    All payments to be made under this Agreement, including the royalties payable to Aurora by Senomyx, shall be paid in United States dollars by wire transfer or other mutually acceptable means to a bank account designated by Aurora. With respect to each quarter, for countries other than the United States, whenever conversion of payments form any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable reporting period.

        5.3    Taxes Withheld.    Any income or other tax that Senomyx or any of its Affiliates, Licensees or Licensees is required by a government agency to withhold and pay on behalf of Aurora with respect to the royalties payable under this Agreement shall be deducted from and offset against such royalties prior to remittance to Aurora; provided, however, that in regard to any tax so deducted, Senomyx shall give or cause to be given to Aurora such assistance as may reasonably be necessary to enable Aurora to claim exemption therefrom or credit therefor, and in each case shall promptly furnish to Aurora proper evidence of the taxes paid on Aurora's behalf.

        5.4    Records.

          5.4.1    Net Sales and Royalty Calculations.    During the Royalty Term and for a period of three (3) years thereafter, Senomyx shall keep complete and accurate records of sales and all other information necessary to calculate Net Sales of each Product in sufficient detail to allow the accrued royalties to be determined accurately in accordance with GAAP. Aurora, with reasonable written notice to Senomyx, shall have the right to cause a nationally recognized independent, certified public accountant to audit such records at the place or places of business where such records are customarily kept in order to verify the accuracy of the reports of Net Sales and royalty payments made by Senomyx hereunder. Such accountant shall execute a confidentiality agreement prior to entering Senomyx's premises, obligating such accountant to keep all information disclosed to it confidential and shall only be permitted to disclose to Aurora the extent of any discrepancy between royalty payments made by Senomyx hereunder and the actual royalty required to be so paid. Aurora shall bear the full cost of such audit, unless such audit discloses a variance of more than five percent (5%) from the amount of the royalties due under this Agreement, in which event, Senomyx shall bear the full cost of such audit. Aurora agrees not to disclose Confidential Information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Aurora to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law.

          5.4.2    Tracking Records.    The chemicals, screens and Targets tested using an Assay Platform, Aurora Technology or Aurora Reporter will be recorded and stored by Senomyx using its customary means in a computer searchable database on a storage device. The information stored will include the Target, screen type, the concentration, structure and activity of the chemical tested, and date of testing in a format mutually agreed upon in writing by the parties. Records of any Hits, Derivatives, Aurora Compounds, Senomyx Compounds or other chemicals subjected to additional screening will be stored by Senomyx in a computer searchable file or database that will be separate from other Senomyx data not related to an Assay Platform, Aurora Technology or

  Aurora Reporter. Upon written request by Aurora, Senomyx will create an annual written report of Hits, Derivatives, Aurora Compounds, Senomyx Compounds or other chemicals subjected to additional screening, in vivo testing, computer modeling, or medicinal chemistry to be accessible only by an independent consultant. All the records described in this Section 5.4.2 are collectively referred to as tracking records (the "Tracking Records"). Senomyx will permit a Third Party appointed by Aurora and reasonably agreed to by Senomyx, and subject to a confidential relationship with Senomyx, to inspect the Tracking Records once per year or upon reasonable request by Aurora for the sole purpose of determining the attainment of a milestone or royalty under Section 3.4. The Tracking Records shall be securely retained for no less than five (5) years from the last use of an Assay Platform, Aurora Technology or Aurora Reporter. When a compound, such as a Hit, Derivative or Development Compound, is selected for a good laboratory practice safety or toxicology study, Senomyx will disclose the compound to Aurora under strict confidentiality. Upon reasonable request by Aurora, and at a minimum once per year, Senomyx will provide Aurora with a summary of the status of Development Compounds and Products that may be used to calculate royalties or milestones hereunder.

6.     INTELLECTUAL PROPERTY ENFORCEMENT AND DEFENSE OF CLAIMS

        6.1    Intellectual Property Enforcement.    Each party shall have the right, but not the obligation, to bring proceedings against any Third Party for the inappropriate use, including patent infringement, of Patent Rights solely Controlled by it, at its own risk and expense. If either party brings such an action, such party shall be entitled to control such action, hire and retain counsel, make decisions, settle on any terms, and retain any and all awards or damages obtained in any such proceeding. At the request and expense of either party, the other party shall give the requesting party all reasonable assistance required to file and conduct any such proceeding.

        6.2    Defense of Infringement Claims for Aurora Technology.    Senomyx will cooperate with Aurora, at Aurora's expense, in the defense of any suit, action or proceeding against Aurora alleging the infringement of the intellectual property rights of a Third Party by reason of Aurora's use of any Aurora Technology or any Aurora Reporter in performing its obligations under this Agreement. Aurora shall notify Senomyx promptly in writing of the commencement of any such suit, action, proceeding or claim of infringement. Senomyx shall give to Aurora full and sole authority, information and assistance necessary to defend, hire counsel, make decisions or settle on any terms any such suit, action or proceeding, and Senomyx shall execute all documents, provide pertinent records, and take all other actions, including requiring persons within its control to give testimony, which may be reasonably required in connection with the defense or settlement of such litigation.

        6.3    Defense of Infringement Claims for Products.    Aurora will cooperate with Senomyx, at Senomyx's expense, in the defense of any suit, action or proceeding against Senomyx and Senomyx's Affiliates or Aurora alleging the infringement of the intellectual property rights of a Third Party by reason of the manufacture, use or sale of any Product. Each party shall give the other party prompt written notice of the commencement of any such suit, action, proceeding or claim of infringement. At the request and expense of Senomyx, Aurora shall give Senomyx full and sole authority, information and assistance necessary to defend, hire counsel, make decisions or settle on any terms any such suit, action or proceeding and Aurora shall execute all documents, provide pertinent records, and take all other actions, including requiring persons within its control to give testimony, which may be reasonably required in connection with the defense or settlement of such litigation.

7.     TREATMENT OF CONFIDENTIAL INFORMATION; PUBLICITY

        7.1    Confidentiality.    Subject to the terms and conditions of this Agreement, Senomyx and Aurora each agree that, during the Term and for a period of [***] thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all Confidential Information that is disclosed to it or to any of its Affiliates by the other party. Neither Senomyx nor Aurora nor any of their respective Affiliates shall use the other party's Confidential Information, except as expressly permitted in this Agreement.

          7.1.1    Disclosure to Related Parties.    Senomyx and Aurora each agree that any disclosure of the other party's Confidential Information to any officer, employee, contractor, consultant, sublicensee or agent of the other party or to any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and to exercise the rights granted to it hereunder, shall be limited to the extent consistent with such responsibilities and rights, and shall be provided only to such persons or entities who are under an obligation of confidentiality no less stringent than as set forth herein. Each party shall use reasonable efforts to take such action, and to cause its Affiliates to take such action, to preserve the confidentiality of each other's Confidential Information, which shall be the same efforts as it would customarily take to preserve the confidentiality of its own Confidential Information. Each party shall promptly notify the other party upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

          7.1.2    Return of Confidential Material Upon Termination.    Upon termination of this Agreement, each party, upon the other party's request, will return or destroy all Confidential Information received from the other party pursuant to this Agreement, including all copies and extracts of documents, within thirty (30) days of the request of the other party; provided, however, one copy of such Confidential Information may be retained for legal purposes.

          7.1.3    Exceptions to Confidential Information.    Confidential Information shall not include any information, which the receiving party can prove by competent written evidence:

               i)  is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

              ii)  is known by the receiving party at the time of receiving such information, as evidenced by its records;

             iii)  is hereafter furnished to the receiving party without restriction as to disclosure or use by a Third Party lawfully entitled to furnish such information;

              iv)  is independently developed by the employees, agents or contractors of the receiving party without the aid, application or use of the disclosing party's Confidential Information;

              vi)  is the subject of a written permission to disclose provided by the disclosing party; or

            vii)  is provided by the disclosing party to a Third Party without restriction as to confidentiality.

          A party may also disclose Confidential Information of the other party where required to do so by law or legal process; provided, however, that, in such event, the party required to disclose such information shall give advance written notice of such disclosure to the other party and will cooperate with the other party's efforts to seek, at the request and expense of the other party, all confidential treatment and protection for such disclosure as is permitted by applicable law.

          7.1.4    Confidential Financial Information.    The parties agree that the material financial terms of this Agreement will be considered Confidential Information of both parties. Notwithstanding the foregoing, either party may disclose such terms in legal proceedings or as are required to be disclosed in its financial statements, by law, or under an obligation of confidentiality to bona fide potential sublicensees. Either party shall have the further right to disclose the material financial terms of this Agreement under an obligation of confidentiality to any potential acquirer, merger partner, bank, venture capital firm, or other financial institution to obtain financing. Notwithstanding the foregoing, the parties shall agree upon a press release to announce the execution of this Agreement. Thereafter, Aurora and Senomyx may each disclose to Third Parties the information contained in such press release without the need for further approval by the other party.

          7.1.5    Confidential Research Information.    The parties agree that information developed using an Assay Platform will be considered Confidential Information of both parties and shall be subject to the confidentiality requirements of this Article 7. Notwithstanding the foregoing, either party may disclose and use information developed using an Assay Platform that is not specific to a Target proposed by Senomyx for screen development and screening under an obligation of confidentiality to bona fide sublicensees.

        7.2    Permitted Use and Disclosures.    Each party may use or disclose Confidential Information disclosed to it by the other party to the extent such information is included in the Aurora Technology, Senomyx Technology or Joint Patent Rights, and to the extent such use or disclosure is reasonably necessary and permitted in the exercise of the rights granted hereunder in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or court orders or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising rights expressly granted to the other party pursuant to the terms of this Agreement; provided, however, that if a party is required to make any such disclosure of the other party's Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice of such disclosure to the other party where reasonably possible and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information in consultation with the other party prior to such disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.

        7.3    Use of Data for Promotional Purposes.    Either party may (i) make public statements regarding Products by announcing the achievement of milestones and fees therefor, following consultation with the other party and with the written consent of the other party to the form and content of the public statement, and (ii) without the prior consent of the other party, make public statements regarding the overall success rate(s) achieved by and/or for its customers with the use of Aurora Technology or Senomyx Technology; provided, however, that it may not disclose any chemical structures, screens or the other party's identity.

        7.4    Publication of Results.    Subject to this Article 7, results and data obtained by either party in the course of the collaboration, including, but not limited to, the execution of a Work Plan or an Aurora Screening Program pursuant to this Agreement, may be submitted for publication by Senomyx in accordance with Senomyx's customary practices; provided, however, that Senomyx shall credit Aurora in such publication as the developer and/or provider of the technology that produced, in part, the published results or data. Senomyx shall send a copy of the proposed publication to Aurora at least forty-five (45) days prior to submitting the paper to a publisher and shall allow Aurora thirty (30) days from the date of receipt in which to determine whether such publication contains subject matter for which patent protection should be sought prior to disclosure, or otherwise contains Aurora Confidential Information. Senomyx shall comply with Aurora's request to delete references to Aurora's Confidential Information in any such paper and agrees to withhold publication of the same for an additional one hundred and eighty (180) days to permit Aurora to obtain patent protection, if Aurora deems it necessary, in accordance with the terms of this Agreement. If no answer is received from Aurora within thirty (30) days of receipt of the proposed publication, Senomyx shall be free to submit such proposed publication.

        7.5    Publicity.    Except as required by law and as provided in this Article 7, neither party may make any public announcement or otherwise disclose the terms of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

8.     PATENT PROSECUTION AND MAINTENANCE

        The control and expense of the filing, prosecution (including an opposition or interference) and maintenance of Patent Rights or other intellectual property rights claiming Inventions made solely by a party will be the sole responsibility of the party that made such Invention, and the party not filing the patent application will cooperate in such filing, prosecution and maintenance. Senomyx and Aurora will determine by mutual agreement which party will be responsible for, and will cooperate in, the filing, prosecution and maintenance of Joint Patent Rights and will share equally in the expenses incurred with respect thereto.

9.     WARRANTIES AND INDEMNIFICATION

        9.1    Mutual Representations and Warranties.    Each party hereby makes the following representations and warranties to the other party:

          9.1.1    Corporate Power.    Each party hereby represents and warrants that such party (a) is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (b) has the requisite power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on its ability to perform its obligations under the Agreement.

          9.1.2    Due Authorization.    Each party hereby represents and warrants that such party (a) has the requisite power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder; and (b) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and to authorize the performance of its obligations hereunder and the grant of rights extended by it hereunder.

          9.1.3    Binding Agreement.    Each party hereby represents and warrants to the other that (a) this Agreement has been duly executed and delivered on its behalf and is a legal and valid obligation binding upon it and is enforceable in accordance with its terms; (b) the execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it; and (c) all necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by it in connection with the Agreement have been obtained.

        9.2    Warranties Regarding Senomyx Technology.    Senomyx represents and warrants to Aurora as of the Effective Date the following:

          9.2.1    To the best knowledge of Senomyx as of the Effective Date: (a) Senomyx has the lawful right to license the Senomyx Technology to Aurora in accordance with the terms of this Agreement; (b) the Senomyx Patent Rights were properly filed and prosecuted; and (c) no Third Party suit exists relating to the Senomyx Patent Rights.

          9.2.2    EXCEPT AS EXPRESSLY SET FORTH HEREIN, SENOMYX (INCLUDING ITS OFFICERS, EMPLOYEES AND AGENTS) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, RELATING TO SENOMYX TECHNOLOGY. SENOMYX FURTHER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY (a) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SENOMYX TECHNOLOGY; (b) THAT THE PRACTICE OF SENOMYX TECHNOLOGY WILL NOT INFRINGE A PATENT, COPYRIGHT,

  TRADEMARK OR OTHER RIGHT OF A THIRD PARTY; AND (c) REGARDING THE PATENTABILITY OF ANY SENOMYX TECHNOLOGY, INCLUDING SENOMYX TECHNOLOGY CLAIMED IN PATENT APPLICATIONS AS PART OF SENOMYX PATENT RIGHTS.

        9.3    Senomyx Indemnification.

          9.3.1    Senomyx hereby agrees to indemnify, defend and hold Aurora, and its respective officers, directors, employees and agents (collectively, the "Aurora Indemnitees") harmless from and against all damages, losses, liabilities, expenses and costs or other amounts payable to a Third Party, including reasonable attorneys' fees and costs of litigation, resulting from a claim, demand, action, suit or other proceeding brought or threatened by a Third Party against an Aurora Indemnitee based on (a) any development, manufacture, use, handling, storage, sale or other disposition of a Development Compound or Product by or through Senomyx or its Affiliates, Licensees or permitted sublicensees, (b) the practice by Senomyx of any license granted hereunder, or (c) infringement by Aurora of Patent Rights of any Third Party as a result of using a Target in an Assay Platform, or Compound Supply provided under this Agreement by Senomyx; except to the extent such damages or other amounts payable are attributable to: (i) a violation of any contractual or fiduciary duty owed by any Aurora Indemnitee to a Third Party, (ii) any material breach of this Agreement by an Aurora Indemnitee, or (iii) trade secret misappropriation or patent infringement by Aurora of screen components (other than a Target or Compound Supply) that are Controlled by a Third Party or are covered by a Third Party's Patent Rights. IN NO EVENT SHALL SENOMYX BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY AURORA RESULTING FROM THE EXERCISE OF ANY RIGHTS GRANTED IN ACCORDANCE WITH THIS AGREEMENT.

          9.3.2    With respect to rights licensed to Aurora by the Howard Hughes Medical Institute ("HHMI") or by The Regents of the University of California ("UC"), Senomyx hereby agrees to indemnify, defend and hold harmless HHMI or UC, as appropriate, and their respective officers, directors, employees, sponsors and agents from and against all damages or other amounts payable to a Third Party (including product liability) resulting or arising from Senomyx's use of the rights granted herein to the extent that such indemnification by Senomyx is required by HHMI or UC pursuant to agreements between HHMI and Aurora or between UC and Aurora.

        9.4    Warranties Relating to Aurora Technology.    Aurora represents and warrants to Senomyx as of the Effective Date the following:

          9.4.1    To the best knowledge of Aurora as of the Effective Date: (a) Aurora has the lawful right to license (or sublicense, as the case may be) the Aurora Technology to Senomyx in accordance with the terms of this Agreement; (b) the Aurora Patent Rights were properly filed and prosecuted; and (c) no Third Party suit against Aurora exists relating to the Aurora Patent Rights.

          9.4.2    EXCEPT AS EXPRESSLY SET FORTH HEREIN, AURORA (INCLUDING ITS OFFICERS, EMPLOYEES AND AGENTS) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, RELATING TO AURORA TECHNOLOGY OR AURORA REPORTERS. AURORA FURTHER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY (a) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF AURORA TECHNOLOGY OR AURORA REPORTERS; (b) THAT THE PRACTICE OF AURORA TECHNOLOGY OR AURORA REPORTERS WILL NOT INFRINGE A PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET OR OTHER RIGHT OF A THIRD PARTY; AND (c) REGARDING THE PATENTABILITY OF ANY AURORA TECHNOLOGY OR AURORA REPORTERS, INCLUDING AURORA TECHNOLOGY OR AURORA

  REPORTERS CLAIMED IN PATENT APPLICATIONS AS PART OF AURORA PATENT RIGHTS.

        9.5    Aurora Indemnification.

          9.5.1    Aurora hereby agrees to indemnify, defend and hold Senomyx and its respective officers, directors, employees and agents (collectively the "Senomyx Indemnitees") harmless from and against all damages, losses, liabilities, expenses and costs or other amounts payable to a Third Party, including reasonable attorneys' fees and costs of litigation, resulting from a claim, demand, action, suit, or other proceeding brought or threatened by a Third Party against a Senomyx Indemnitee based on Aurora's gross negligence, intentional misconduct, trade secret misappropriation or material misrepresentations contained herein. IN NO EVENT SHALL AURORA BE LIABLE FOR ANY INDIRECT, INCIDENTAL,SPECIAL OR CONSEQUENTIAL DAMAGES SUFFERED BY SENOMYX RESULTING FROM THE EXERCISE OF ANY RIGHTS GRANTED IN ACCORDANCE WITH THIS AGREEMENT.

          9.5.2    Aurora hereby agrees to indemnify, defend and hold The Regents of the University of California, National Institute of Health, and the Howard Hughes Medical Institute and its respective officers, sponsors, directors, employees and agents (collectively the "IP Indemnitees") harmless from and against all damages or other amounts payable to a Third Party, including reasonable attorneys' fees and costs of litigation, resulting or arising from the exercise of rights under the license granted from Senomyx to Aurora under Section 4.2 and pursuant to any agreement between The Regents of the University of California and Senomyx, including product liability.

10.   TERM AND TERMINATION

        10.1    Term.    The term of this Agreement will begin on the Effective Date and shall continue until there is no longer a royalty obligation owed by Senomyx to Aurora under this Agreement, unless terminated earlier in accordance with the provisions of Section 10.2, 10.3 or 10.4 hereof (the "Term").

        10.2    Termination by Senomyx.    Senomyx may terminate this Agreement without cause at any time upon [***] prior written notice to Aurora which notice may not be provided earlier than [*** ] from the Effective Date.

        10.3    Termination By Mutual Agreement.    Notwithstanding Section 10.2, the parties may terminate this Agreement at any time, in whole or in part, by mutual written agreement executed by both Aurora and Senomyx.

        10.4    Termination for Breach.    Aurora shall have the right to terminate this Agreement at any time if Senomyx fails to make any payment when due under this Agreement, provided that Senomyx has not made such payment within [***] after written notice thereof by Aurora. Either party shall have the right to terminate this Agreement at any time for a material breach of this Agreement (other than non-payment) by the other party, provided that the breaching party has not cured such breach within [***] after written notice thereof by the non-breaching party. The non-breaching party, upon termination of this Agreement, may seek actual or general damages and remedies available to it at law or in equity. NO PUNITIVE OR CONSEQUENTIAL DAMAGES MAY BE SOUGHT BY EITHER PARTY.

        10.5    Effect of Termination.

          10.5.1    Upon termination of this Agreement pursuant to Section 10.2, (i) Senomyx shall have no right to practice within the Aurora Patent Rights or use any of the Aurora Technology or any Aurora Reporter, unless Senomyx pays to Aurora an early termination fee of [***] within [***] , and (ii) Senomyx shall pay Aurora additional research support in accordance with Section 3.1 for a period of [***] following the date Senomyx notifies Aurora of such termination.

          10.5.2    Upon termination of this Agreement pursuant to Section 10.3, (i) Senomyx shall have no right to practice within the Aurora Patent Rights or use any of the Aurora Technology or any Aurora Reporter, and (ii) all rights, title or interest in, or other incidents of ownership under, the Aurora Technology and Aurora Reporters shall revert to and become the sole property of Aurora, unless otherwise agreed upon in writing by the parties on or before the effective date of such termination.

          10.5.3    Upon termination of this Agreement pursuant to Section 10.4, (i) Senomyx shall have no right to practice within the Aurora Patent Rights or use any of the Aurora Technology or any Aurora Reporter, and (ii) all rights, title or interest in, or other incidents of ownership under, the Aurora Technology and Aurora Reporters shall revert to or become the property of Aurora.

          10.5.4    Expiration or termination of this Agreement shall not relieve either party of any obligation accruing prior to such expiration or termination.

        10.6    Survival.    The obligations and rights of the parties under Sections 2.4.5, 4.3, 5.4, 10.5 and 10.6 and Articles 1, 7, 9 and 11 shall survive termination or expiration of this Agreement.

11.   MISCELLANEOUS

        11.1    Assignment.    Notwithstanding any provision of this Agreement to the contrary, neither party may assign any of its rights or obligations under this Agreement in any country to any Third Party without the prior written consent of the non-assigning party, which consent shall not be unreasonably withheld; provided, however, that either party may assign its rights and obligations under this Agreement without the consent of the other party (i) in connection with the transfer or sale of all or substantially all of its assets, or (ii) to any Affiliate. In the event of such transaction, however, intellectual property rights (including Know-How) of a party to such transaction other than one of the parties to this Agreement, shall not be included in the technology licensed hereunder. Notwithstanding the foregoing, any such assignment to an Affiliate shall not relieve the assigning party of its responsibilities for performance of its obligations under this Agreement. This Agreement shall survive any merger or consolidation of either party with or into another party and no consent for any such merger, consolidation or similar reorganization shall be required hereunder.

        11.2    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

        11.3    Force Majeure.    Neither party shall lose any rights hereunder or be liable to the other party for damages or losses on account of failure of performance by the defaulting party if the failure is occasioned by war, fire, explosion, flood, El Niño, earthquake, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting party; provided, however, that the party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure and thereafter takes all reasonable steps to mitigate any such delay in performance hereunder and any damages that may be incurred by the other party thereby.

        11.4    Notices.    Any notices or communications provided for in this Agreement to be made by either party to the other party shall be in writing, in English, and shall be made by prepaid air mail or overnight carrier with return receipt addressed to the other party at its address set forth below. Any such notice or communication may also be given by hand or facsimile to the appropriate designation. Notices shall be sent:

    If to Senomyx, to:

    Senomyx, Inc.
    11099 North Torrey Pines Road
    La Jolla, CA 92037
    Facsimile number: (858) 404-0750
    Attention: Vice President, Corporate Counsel
    with a copy to the President

    If to Aurora, to:

    Aurora Biosciences Corporation
    11010 Torreyana Road
    San Diego, CA 92121
    Facsimile number: (858) 404-6743
    Attention: General Counsel
    with a copy to the President

        Either party may by like notice specify or change an address to which notices and communications shall thereafter be sent. Notices sent by mail, facsimile or overnight carrier shall be effective upon receipt and notices given by hand shall be effective when delivered.

        11.5    Governing Law and Jurisdiction.    This Agreement shall be governed by the laws of the State of California, as such laws are applied to contracts entered into and to be performed entirely within such state.

        11.6    Waiver.    Except as specifically provided for herein, the waiver from time to time by either party of any right or the failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same right or remedy or any of the other of such party's rights or remedies provided in this Agreement.

        11.7    Severability.    If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law. The parties covenant and agree to renegotiate any such term, covenant or condition or the application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

        11.8    Independent Contractors.    It is expressly agreed that Aurora and Senomyx shall be independent contractors and that the relationship between the parties shall not constitute a partnership or agency of any kind. Neither Aurora nor Senomyx shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior written authorization of the other party to do so.

        11.9    Counterparts.    This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.10    Entire Agreement; Amendment.    This Agreement sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties, and supersedes and terminates all prior agreements and understandings between the parties, with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by the respective authorized officers of the parties. This Agreement shall not be strictly construed against either party. Any conflict between the terms set forth in the text of this Agreement and the terms of any Exhibit hereto shall be resolved in favor of the text of this Agreement.

        11.11    No Third Party Beneficiaries.    No Third Party, including any employee of any party to this Agreement (except as specifically provided in Sections 9.3 and 9.5), shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any Third Party.

        11.12    Construction.    The term "Article" or "Section" can refer to any single paragraph level found herein or any collection of multiple paragraphs thereunder.

        11.13    Dispute Resolution.    The parties recognize that disputes as to certain matters may from time to time arise during the Term, which relate to either party's rights and/or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration. The parties agree that prior to any arbitration concerning this Agreement, Senomyx's [*** ] and Aurora's [***] will meet in person or by video-conferencing in a good faith effort to resolve any disputes concerning this Agreement. Within thirty (30) days of a formal request by either party to the other party, either party may, by written notice to the other party, have such dispute referred to their respective officers designated or their successors, for attempted resolution by good faith negotiations, such good faith negotiations to begin within thirty (30) days after such notice is received. Any dispute arising out of or relating to this Agreement which is not resolved between the parties or the designated officers of the parties pursuant to this Section 11.13 shall be resolved by final and binding arbitration conducted in San Diego, California (unless the parties mutually agree to another location) in accordance with Sections 1282 through 1288 of the California Code of Civil Procedure. The arbitration shall be conducted by three (3) arbitrators who are knowledgeable in the subject matter which is at issue in the dispute. One (1) arbitrator will be selected by Senomyx and one (1) arbitrator will be selected by Aurora. The third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the parties. In conducting the arbitration, the arbitrators shall (i) determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery (and provided that the arbitrators shall permit such discovery they deem necessary to permit an equitable resolution of the dispute), (ii) ensure that the total time of the arbitration from filing to a final decision or executed settlement agreement is less than six (6) months, and (iii) be able to decree any and all relief of an equitable nature, including, but not limited to, such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, specific performance or repletion of property. The arbitrators shall also be able to award actual or general damages, but shall not award any other form of damage (e.g., consequential, punitive or exemplary damages). The parties shall share equally the arbitrator's fees and expenses pending the resolution of the arbitration, unless the arbitrators, pursuant to their right, but not their obligations, require the non-prevailing party to bear all or any portion of the costs of the prevailing party. The decision of the arbitrators shall be final and binding on the parties and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of such party. Notwithstanding anything to the contrary in this Section 11.13, either party may seek immediate injunctive or other interim relief from any court of competent jurisdiction with respect to any breach of Articles 4 or 7 hereof, or otherwise to enforce and protect the Patent Rights, copyrights, trademarks, or other intellectual property rights Controlled by such party. In addition, arbitration shall not be used to resolve disputes concerning Patent Rights. Disputes concerning Patent Rights, including, but not limited to, disputes concerning patent ownership, claim language, claim scope and issues of validity shall be settled in a court of law. Any arbitration ruling that relies on an interpretation of Patent Rights shall have no binding effect in a court of law on any Patent Rights related to this Agreement, unless such Patent Rights have been adjudicated in a court of law. In no event shall a demand for arbitration be made after the date when the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

SENOMYX, INC.		AURORA BIOSCIENCES CORPORATION
By:	/s/ PAUL A. GRAYSON	By:	/s/ STUART J. M. COLLINSON
Name:	Paul A. Grayson	Name:	Stuart J. M. Collinson
Title:	President and CEO	Title:	Chairman, CEO and President
Date:	November 1, 2000	Date:	November 1, 2000

LIST OF EXHIBITS

Exhibit 1:	List of Aurora Patent Rights
Exhibit 2:	List of Senomyx Patent Rights
Exhibit 3:	Description of Reporters
Exhibit 4:	Stock Purchase Agreement
Exhibit 5:	Senomyx Target List
Exhibit 6:	Assay Platform Validation Criteria
Exhibit 7:	VIPR and VIPR II Performance Criteria and Service and Support

EXHIBIT 1

List of Aurora Patent Rights

TITLE [***]	SERIAL NUMBER OR PATENT NUMBER [***]

EXHIBIT 2

List of Senomyx Patent Rights

TITLE [***]	APPLICATION NO. [***]

EXHIBIT 3

Description of Reporters

1)
[***]

2)
[***]

3)
[***]

4)
[***]

5)
The following [***] appropriate for evaluation of Senomyx targets
 [***]

EXHIBIT 5

Senomyx Target List

        Sequences listed as an attachment to this Exhibit, and incorporated by reference, include the following molecules:

        [***]

EXHIBIT 6

Assay Platform Validation Criteria

        Assay Platform validation shall include the following characteristics:

        [***]

EXHIBIT 7

Performance Specifications

Voltage Ion Probe Reader (VIPR)

        The VIPR is a 96-well compatible instrument designed to run voltage sensitive fluorescence assays on ion channel targets.

        The VIPR will be capable of dispensing reagent during a read of a ratiometric fluorescence signal from eight (8) wells at one time; provided, however, that mixing will not be instantaneous.

        The VIPR's optical properties will be such that it is compatible with the current dyes developed by Aurora and will have sufficient sensitivity to see at least 20 mV changes in membrane potential.

Voltage Ion Probe Reader II (VIPR II)

        The VIPR II is a 96-well and 384-well microplate compatible instrument designed to run voltage sensitive fluorescence assays on ion channel targets.

        The VIPR II will be capable of simultaneous liquid addition and optical detection for 96-well and 384-well plate formats.

        The VIPR II will be capable of dispensing liquids into a 96-well or 384-well microplate using 8 or 32 tips without changing the dispense head.

        The VIPR II will be capable of simultaneous optical measurements at two wavelengths at 1 Hz and up to100 Hz for the 96-well and 384-well plate format, respectively.

Service and Support for VIPR or VIPR II

        Service and support by Aurora for the VIPR or VIPR II includes the following: (i) customary [***]; (ii) [***] by an Aurora Factory Certified Engineer; and (iii) [***], exclusive of [***], which are separate, prepaid and added to the service invoice after any visit or repair. Reasonable travel and related expenses for [***] shall be paid by [***]. Only a Aurora Factory Certified Engineer is authorized to service the VIPR or VIPR II, and any tampering with or modification of the instrument by any other party without the express written consent of Aurora will nullify the service and support coverage for the VIPR or VIPR II.

CONFIDENTIAL
***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4),
200.83 and 230.406.

FIRST AMENDMENT
TO THE
COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

        THIS FIRST AMENDMENT TO THE COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (the "First Amendment") is made by and between SENOMYX, INC. ("Senomyx"), a Delaware corporation, having a principal place of business at 11099 North Torrey Pines Road, La Jolla, California 92037, and AURORA BIOSCIENCES CORPORATION ("Aurora"), a Delaware corporation, having a principal place of business at 11010 Torreyana Road, San Diego, California 92121.

        WHEREAS, Senomyx and Aurora entered into that certain Collaborative Research and License Agreement dated as of November 1, 2000 (the "Agreement") to collaborate in the development of assays and screening systems to identify and develop small molecules for use in consumer products and therapeutics (capitalized terms used but not otherwise defined in this First Amendment shall have the meanings given such terms in the Agreement); and

        WHEREAS, Senomyx and Aurora wish to amend the Agreement in the manner set forth in this First Amendment and otherwise to provide for certain agreements by the parties as set forth herein.

        NOW, THEREFORE, in consideration of the foregoing premises and of the covenants, representations and agreements set forth below, the parties hereby agree to amend the Agreement as follows:

1.
The definitions of "Collaborative Period", "Field II" and "Target" in Article 1 of the Agreement are hereby amended and restated its entirety as follows:

"Collaborative Period" means the period beginning on the Effective Date and ending on October 31, 2002, unless terminated earlier in accordance with Section 10.3 or 10.4.

"Field II" means [***].

"Target" means a target identified in taste, olfaction or pheromone detection.

2.
The definition of "Therapeutic Target" is hereby added to Article 1 of the Agreement as follows:

"Therapeutic Target" means a Target listed on Exhibit 5, as modified from time to time by the Steering Committee as provided under Section 2.2.

3.
The first sentence in Section 3.1 of the Agreement is hereby amended and restated in its entirety as follows:

"During the first fifteen (15) months of the Collaborative Period, Senomyx will pay Aurora for [***] FTEs at an annual rate of [***] per FTE. During the remaining nine (9) months of the Collaborative Period, Senomyx will pay Aurora for [***] FTEs at an annual rate of [***] per FTE."

4.
Section 3.2 of the Agreement is hereby deleted in its entirety. The numbering of all other sections within Article 3 will remain unchanged.

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5.
The last sentence in Section 3.8 of the Agreement is hereby amended and restated in its entirety as follows:

"Senomyx may, in its sole discretion, extend the warranty on the VIPR or the VIPR II beyond such [***] period for [***] per year payable on [***] thereafter; provided, however, such right to extend the warranty shall expire on the [***] of the Effective Date."

6.
Section 4.1.1 of the Agreement is hereby amended and restated in its entirety as follows:

"4.1.1    Non-Exclusive License to use Aurora Technology in Assay Platforms.    Subject to the terms and conditions of this Agreement, Aurora hereby grants to Senomyx a non-transferable, except as provided in Section 11.1, non-exclusive, worldwide license, without the right to grant sublicenses, under the Aurora Technology to use the Assay Platforms solely to conduct Internal Research:

  (a)
  to develop screens for the Therapeutic Targets and to screen the Therapeutic Targets (i) to identify, discover and profile compounds in Field I, and (ii) to make, have made, use, sell, offer for sale and import compounds or Products in Field I identified or discovered with activity against such Therapeutic Targets in the Assay Platforms; and

  (b)
  to develop screens for the Targets and to screen the Targets (i) to identify, discover and profile compounds in Field II, and (ii) to make, have made, use, sell, offer for sale and import compounds or Products in Field II identified or discovered with activity against such Targets in the Assay Platforms."

7.
Section 4.1.3 of the Agreement is hereby amended and restated in its entirety as follows:

"4.1.3    Non-Exclusive License to use Aurora Reporters for Internal Research of Therapeutic Targets.    Subject to the terms and conditions of this Agreement, Aurora hereby grants to Senomyx a non-transferable, except as provided in Section 11.1, non-exclusive, worldwide license, without the right to grant sublicenses, under the Aurora Technology to use the Aurora Reporters solely to conduct Internal Research on the Therapeutic Targets (i) to identify, discover and profile compounds in Field I, and (ii) to make, have made, use, sell, offer for sale and import compounds or Products in Field I identified or discovered with activity against such Therapeutic Targets."

8.
Section 10.1 of the Agreement is hereby amended and restated in its entirety as follows:

"10.1    Term.    The term of this Agreement will begin on the Effective Date and will continue until October 31, 2002, unless terminated earlier in accordance with the provisions of Section 10.3 or 10.4 hereof (the "Term")."

9.
Section 10.2 is hereby deleted in its entirety. The numbering of all other sections within Article 10 will remain unchanged.

10.
Section 10.5.1 of the Agreement is hereby amended and restated in its entirety as follows:

"10.5.1    Senomyx will pay to Aurora a non-creditable, non-refundable termination fee of [***] on or before October 30, 2002."

11.
Section 10.6 of the Agreement is hereby amended and restated in its entirety as follows:

"10.6    Survival.    The obligations and rights of the parties under Sections 2.4.5, 2.5, 3.4, 3.8, 4.1.7, 4.3, 10.4, 10.5 and 10.6 and Articles 1, 5, 7, 9 and 11 will survive the termination or expiration of this Agreement. In addition, upon the expiration of this Agreement in accordance with Section 10.1, the rights granted to Senomyx under Section 4.1 shall remain in full force and effect as long as Senomyx is not in material breach of its obligations to Aurora under this Agreement."

12.
In consideration for the [***] assay that Aurora has delivered to Senomyx, Senomyx will pay to Aurora a non-creditable, non-refundable milestone payment of [***] on or before April 30, 2002.

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13.
Senomyx will pay to Aurora the annual research support payment due February 1, 2002 under Section 3.1 on or before April 30, 2002.

14.
Except as specifically amended by this First Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

15.
This First Amendment shall be governed by the laws of the State of California, as such laws are applied to contracts entered into and to be performed entirely within such state.

16.
This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this First Amendment effective as of April 16, 2002.

SENOMYX, INC.	AURORA BIOSCIENCES CORPORATION

/s/ PAUL A. GRAYSON Paul A. Grayson Chairman and CEO	/s/ HARRY STYLLI Harry Stylli President

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COLLABORATIVE RESEARCH AND LICENSE AGREEMENT BETWEEN SENOMYX, INC. AND AURORA BIOSCIENCES CORPORATION
FIRST AMENDMENT TO THE COLLABORATIVE RESEARCH AND LICENSE AGREEMENT